                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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
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[ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

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

                                ITT CORPORATION
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

[ITT LOGO]
                                         ITT CORPORATION
                                               Rand V. Araskog
                                               Chairman and Chief Executive

                                               October 24, 1997

Dear Fellow Stockholder:

     On Sunday, October 19, your Board of Directors approved a definitive merger agreement with Starwood Lodging Trust and Starwood Lodging Corporation ("Starwood") for the acquisition of ITT Corporation by Starwood for $15 in cash and $67 in newly issued Starwood shares for a total value to ITT stockholders of $82 per share. Your Board of Directors has unanimously approved this exciting merger which will create the world's largest and most powerful hotel and gaming company, with 650 hotels in 70 countries. This merger will combine Starwood's premier Westin brand with our Sheraton, Ciga, Luxury Collection and Four Points hotels. To date, in 1997 Starwood Lodging has declared dividends of $1.26 per share and as a result of this merger you can expect to see your dividend in 1998. Your Board has determined that the combination with Starwood will produce greater value for ITT and its stockholders than Hilton Hotels Corporation's (together with its subsidiaries, "Hilton") proposed hostile acquisition of ITT at $70 per share in cash and stock.

     ITT will still hold its 1997 Annual Meeting of Stockholders at 11:30 a.m. on Wednesday, November 12, 1997 at the St. Regis Roof (20th Floor) of the St. Regis Hotel, New York, New York as previously planned. I remind you to participate in the business of the Annual Meeting by completing and returning the enclosed BLUE proxy as promptly as possible. This annual meeting is of particular importance to all ITT stockholders because of Hilton's ongoing attempt to take over your Company at an inadequate price. At the Annual Meeting you will be asked to vote on the election of directors to the Board and several other proposals. The Starwood transaction will be presented for a stockholder vote at a later date.

     If you reelect your Board, subject to its fiduciary duties to consider other unsolicited proposals, it will proceed to implement the Starwood transaction, which is expected to be consummated in late January or early February 1998. However, even though it has conceded that it will not raise its price to the $82 level available from Starwood, Hilton is still seeking to remove the Board, including all of your independent directors, and is seeking to install its own hand-picked, inexperienced nominees to the Board. Hilton also wants you to support several proposals that Hilton thinks will make it easier for its nominees to sell ITT to Hilton and that reflect Hilton's now discredited assertion that your Board would not consider a fair proposal to acquire ITT. Hilton's nominees have not said anything to make us believe they would pursue the Starwood transaction despite its higher price, or negotiate with Hilton for a higher price or better terms for you. THE BOARD'S UNANIMOUS VIEW HAS BEEN AND CONTINUES TO BE THAT HILTON'S UNSOLICITED OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF ITT AND ITS STOCKHOLDERS. ACCORDINGLY THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE BOARD'S NOMINEES FOR DIRECTOR AND "AGAINST" HILTON'S PROPOSALS. The directors recognize their continuing obligations to ITT's stockholders and the need to take into account new circumstances. The directors will review any improvement to Hilton's offer and any other proposal to acquire ITT carefully and objectively.

     A BLUE proxy card is enclosed for your use. THE BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE BLUE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage paid if mailed in the United States.

     Your Board urges you not to sign or return any white proxy card sent to you by Hilton. If you have previously signed a white proxy card sent by Hilton, your Board urges you to sign, date and promptly mail the enclosed BLUE proxy card, which will revoke any earlier dated proxy cards solicited by Hilton which you may have signed. The best way for you to support your Board is to vote "FOR" the Board's nominees for director and "AGAINST" Hilton's proposals on the BLUE proxy card sent to you by your Board.

     On behalf of your Board and everyone at ITT, I thank you for your continued support. As we have demonstrated with the Starwood transaction, we remain committed to acting in your best interests.

                                          Sincerely yours,

                                          /s/ Rand V. Araskog
                                          Rand V. Araskog
                                          Chairman and Chief Executive

     Your vote is important. Please sign, date and promptly mail your BLUE proxy card in the postage prepaid envelope provided. Remember, do not return any white proxy card sent to you by Hilton.

     If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute the blue proxy on your behalf today.
                                   IMPORTANT

        If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                                     (LOGO)

              CALL 1-800-223-2064 (TOLL-FREE IN THE UNITED STATES)
                 OR 212-440-9800 (OUTSIDE OF THE UNITED STATES)

ITT Corporation
1330 Avenue of the Americas
New York, New York 10019-5490

PROXY STATEMENT SUPPLEMENT

GENERAL INFORMATION

     This Proxy Statement Supplement (this "Supplement") supplements the proxy statement of ITT Corporation ("ITT" or the "Company") dated October 9, 1997 (the "Proxy Statement"), and is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of ITT to be voted at the Annual Meeting of Stockholders of ITT to be held on Wednesday, November 12, 1997, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Board of Directors has fixed the close of business on October 1, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. This Supplement supplements and amends the Proxy Statement with information about developments since the Proxy Statement was first mailed to stockholders of the Company on October 10, 1997 and should be read in conjunction with the Proxy Statement. To the extent information in this Supplement conflicts with information contained in the Proxy Statement, the information in this Supplement shall be deemed to supersede and replace the conflicting information in the Proxy Statement. This Supplement and the accompanying BLUE proxy card are first being mailed to stockholders on or about October 25, 1997.

     At the Annual Meeting, stockholders will consider and vote upon the election of directors to hold office until the next annual meeting and until their successors are elected and qualified. As you know, on October 19, 1997 your Board approved a definitive Agreement and Plan of Merger (the "Merger Agreement") with Starwood Lodging Trust ("Starwood Trust") and Starwood Lodging Corporation ("Starwood Corp." and, together with Starwood Trust, "Starwood") for the merger (the "Starwood Merger") of a subsidiary of Starwood into ITT in which each share of the Common Stock, no par value (the "Shares" or "Common Stock"), of ITT (including the associated Series A Participating Cumulative Preferred Stock purchase rights (the "Rights")) will be converted into the right to receive Paired Shares (as defined below) having a value of $67 and $15 in cash, for total consideration of $82 per share of Common Stock. The Starwood Merger includes a collar of $4 per share around $57.263, the five-day trailing average price of Starwood Paired Shares. The exchange ratio for the Starwood Merger will be fixed at 1.094 Paired Shares per Share if the price of a Paired Share exceeds $61.263, and 1.258 Paired Shares per Share if the price of a Paired Share falls below $53.263, based on Starwood Lodging's average share price during a 20-day period prior to the date of the ITT stockholders meeting for a vote on the Starwood Merger. The shares of common stock, par value $.01 per share, of Starwood Corp. and trust shares, par value $.01 per share, of Starwood Trust trade as "paired shares" (the "Paired Shares") on the New York Stock Exchange, Inc. Your Board plans, subject to its fiduciary duties to consider other unsolicited proposals, to implement the Starwood Merger.

     ITT and Starwood expect to file the necessary documents with the Securities and Exchange Commission and for gaming and other regulatory approvals for the transaction during the first week of November. ITT and Starwood also expect all necessary gaming and other regulatory approvals will be obtained, and the Starwood Merger will be consummated, in late January or early February 1998.

     In light of the Starwood Merger, the Board has determined not to pursue ITT's previously announced Comprehensive Plan and has terminated the related equity and debt tender offers without acquiring any securities pursuant thereto.

     Hilton Hotels Corporation, a Delaware corporation ("Hilton"), and HLT Corporation, a Delaware corporation ("HLT") and a wholly owned subsidiary of Hilton, have commenced a proxy solicitation to replace the eleven current directors standing for re-election with up to 23 persons nominated by Hilton and HLT (the "Hilton Nominees") to the Board, who have pledged to support the Hilton Offer (as defined herein) and the Proposed Squeeze Out Merger (as defined herein). At the Annual Meeting, stockholders will also consider and vote upon two proposals of Hilton and HLT to (i) approve a non-binding stockholder resolution urging the Board to arrange for the sale of the Company to Hilton, HLT or any bidder offering a higher price for the Company (the "Hilton Sale Proposal") and (ii) approve a stockholder resolution to repeal each and every provision of the Amended and Restated By-laws of the Company (the "By-laws") adopted on or after July 23, 1996 and prior to the adoption of such resolution (the "Hilton By-law Repeal Proposal" and, together with the Hilton Sale Proposal, the "Hilton Proposals"). As of the date of this Supplement and since July 23, 1996, the Board has not approved any amendments to the By-laws.

     Hilton's and HLT's nomination of an opposition slate of directors and the Hilton Proposals are solely designed to further Hilton's attempts to take over the Company by means of an unsolicited two-tier hostile tender offer (the "Hilton Offer") for 61,145,475 Shares (including the Rights unless the Rights are redeemed by the Board), or such greater number of Shares as, when added to the number of Shares owned by HLT and its affiliates, would constitute a majority of the total number of Shares outstanding, at $70 per Share. Hilton has announced that, if the Hilton Offer succeeds, Hilton intends to consummate a merger (the "Proposed Squeeze Out Merger" and, together with the Hilton Offer, the "Hilton Transaction") pursuant to which all Shares not tendered and purchased pursuant to the Hilton Offer (other than Shares owned by Hilton and its subsidiaries or held in the Company's treasury) would be converted into the right to receive a number of shares of Hilton common stock, par value $2.50 per share ("Hilton Common Stock"), having a nominal value of $70 per Share, subject to certain collar provisions. Officers of Hilton have publicly stated that Hilton will not raise the price of the Hilton Offer, despite the substantially greater price being offered in the Starwood Merger.

     At the Annual Meeting, stockholders will also consider and vote upon the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1997 and any other business that may properly come before the Annual Meeting.

     The Board unanimously believes that the Hilton Transaction, including the Hilton Offer, is inadequate and not in the best interests of stockholders and the Company. Accordingly, the Board continues to recommend unanimously that the stockholders of the Company reject the Hilton Transaction and not tender their Shares pursuant to the Hilton Offer or take any other action to facilitate the Hilton Offer. The Board's determination was based on the Board's review and consideration of the interests of the Company's stockholders and the Board's belief that the Starwood Merger will produce greater benefits for ITT stockholders than the Hilton Transaction and the Comprehensive Plan. THE BOARD UNANIMOUSLY OPPOSES HILTON'S AND HLT'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY HILTON. WE RECOMMEND THAT YOU SUPPORT YOUR BOARD BY VOTING "FOR" THE BOARD'S NOMINEES FOR DIRECTOR (PROPOSAL NO. 1) AND "AGAINST" THE HILTON PROPOSALS (PROPOSALS NO. 3 AND 4).

     Your vote is important, regardless of how many Shares you own. Please sign and date the accompanying BLUE proxy card and mail it in the enclosed self-addressed envelope (which is postage prepaid for stockholders in the United States, Canada and the United Kingdom) as promptly as possible, whether or not you expect to attend the meeting.

     Whether or not you have previously signed a white proxy card sent by Hilton, your Board urges you to show your support for the Board by signing, dating and promptly mailing the enclosed BLUE proxy card. By signing and dating the BLUE proxy card, you will revoke any earlier dated white proxy card solicited by Hilton which you may have signed. Do not return any white proxy card sent to you by Hilton. THE BEST WAY TO SUPPORT YOUR BOARD'S NOMINEES AND DETERMINATIONS IS TO VOTE "FOR" THE BOARD'S NOMINEES AND "AGAINST" THE HILTON PROPOSALS ON THE BLUE PROXY CARD.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR BOARD'S NOMINEES FOR DIRECTOR AND "AGAINST" THE HILTON PROPOSALS ON THE COMPANY'S BLUE PROXY CARD.

THE STARWOOD TRANSACTION

     At a meeting of the Board held on October 19, 1997, the Board approved the Starwood Merger and the terms of the Merger Agreement. The Board's decision to enter into the Merger Agreement was based on the Board's review and consideration of the interests of ITT's stockholders and all other factors permitted by applicable law.

     The Board also considered a presentation by, and the advice and views of, Goldman, Sachs & Co. ("Goldman Sachs") and Lazard Freres & Co. LLC ("Lazard Freres"), financial advisors to ITT, concerning ITT, Starwood and the financial aspects of the Starwood Merger, and the opinion of Lazard Freres to the effect that, as of October 19, 1997, and subject to the qualifications and limitations set forth in such opinion, the consideration to be received by stockholders of ITT pursuant to the Starwood Merger is fair from a financial point of view.

     In addition, the Board considered the terms and conditions of the Merger Agreement and that the Merger Agreement permits ITT, to the extent required by the fiduciary duty of the Board, as determined in good faith by a majority of the disinterested directors based on the advice of counsel, in response to unsolicited requests, to participate in discussions or negotiations with or furnish information to, subject to an appropriate confidentiality agreement, any person. To the extent required by its fiduciary obligations, as determined in good faith by a majority of the disinterested directors based on the advice of counsel, the Board may withdraw its recommendation of the Starwood Merger, terminate the Merger Agreement and approve or recommend an alternative change-of-control transaction for ITT that the Board in its good faith judgment (based on the opinion of independent financial advisors that the alternative transaction provides consideration in excess of the consideration provided for in the Starwood Merger) is more favorable to ITT and its stockholders, and provided that such alternative transaction, to the extent it requires financing, is fully financed or, in the opinion of the Board (based on the advice of independent financial advisors) is reasonably capable of being financed. Upon such termination of the Merger Agreement (or termination for several other reasons), ITT must pay to Starwood a $195 million fee (which increases to $225 million after November 21, 1997) and reimburse Starwood for its expenses related to litigation and financing and up to $25 million of other expenses. The Board believes that the provisions of the Merger Agreement should not deter a more attractive offer for ITT if any party, including Hilton, is prepared to initiate one.

     Having considered all of the foregoing, the Board concluded that the Starwood Merger is fair to and in the best interests of ITT, its stockholders and other corporate stakeholders.

     The Merger Agreement contains customary representations and warranties, covenants and closing conditions. The Starwood Merger is subject to a number of conditions, including the approval of the stockholders of ITT, Starwood Corp. and Starwood Trust.

     Pursuant to the Merger Agreement, ITT may take steps to monetize or otherwise realize the value of certain assets. These alternatives could lead to and involve undertaking negotiations which may result in a purchase, sale or transfer of a material amount of assets by ITT or one or more subsidiaries of ITT. The Merger Agreement provides that any agreements in respect of asset dispositions may provide that any such disposition shall not be consummated until after the effective time of the Starwood Merger and that such agreements may be terminable by ITT if the Merger Agreement is terminated for any reason. At the date hereof, there have been contacts with parties who have expressed interest in the possibility of pursuing various types of transactions with ITT regarding certain assets.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, 11 directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If elected, the Board's nominees, subject to their fiduciary duties to the Company's stockholders, will implement the Starwood Merger. Unless directed to the contrary, the Shares represented by blue proxies will be voted for the election of all 11 nominees.

     The Board has no reason to believe that any of its nominees will be unable to serve as a director. If for any reason any of its nominees should become unable to serve, the Shares represented by valid blue proxies will be voted for the election of such other person as the Board may recommend or the Board may reduce the number of directors to eliminate the vacancy.

         THE BOARD STRONGLY RECOMMENDS THAT YOU VOTE "FOR" THE BOARD'S
                     NOMINEES AS DIRECTORS OF THE COMPANY.

     Hilton is seeking the election of a slate of directors that is committed to supporting Hilton's hostile takeover attempt instead of the Starwood Merger, despite the substantially lower price of the Hilton Transaction. The Board believes that the election of Hilton's handpicked representatives to the Company's Board would conflict with your best interests. The Board opposes the Hilton Nominees for several reasons. First, the Board, with the advice of the Company's financial advisors, Lazard Freres and Goldman Sachs, has determined that the Hilton Transaction, including the Hilton Offer, is inadequate. The Board also believes that the Starwood Merger will produce greater value for the stockholders of ITT and greater benefits for ITT's other constituents than the Hilton Transaction. The Board believes the Hilton Nominees, who have pledged to support the sale of the Company to Hilton and, therefore, presumably have determined that $70 is an adequate price for your Shares, would be hindered in objectively considering the Starwood Merger or other opportunities for transactions involving ITT. Officers of Hilton have stated publicly that Hilton will not raise the proposed consideration payable in the Hilton Transaction to a level that equals or exceeds the value to be received by stockholders in the Starwood Merger. Hilton's nominees to the Board have not said anything to indicate that they would pursue the Starwood Merger, despite its higher price, or negotiate with Hilton for a higher price or better terms for you. The Board believes that installing directors on the Board who are loyal to Hilton and its takeover attempt will jeopardize the Starwood Merger.

     ITT was formed under the laws of the State of Nevada in June 1995 as a wholly owned subsidiary of a Delaware corporation known as ITT Corporation (referred to herein as "Old ITT"). On December 19, 1995, Old ITT distributed to its stockholders all of the shares of common stock of ITT.

     A brief summary of each of the Board's nominee's principal occupation, business affiliations and other information follows:

BETTE B. ANDERSON
Principal occupation --
Vice Chairman of Kelly, Anderson, Pethick &
Associates, Inc., Consultants
Director since 1995
(Director of Old ITT 1981-1995)

     Mrs. Anderson, 68, joined Kelly, Anderson, Pethick & Associates, Inc., a Washington-based management firm, in 1990, was elected president in 1991 and was elected Vice Chairman in 1995. She had previously been executive vice president of the firm. Mrs. Anderson was formerly a partner in the public affairs company of Anderson, Benjamin, Read & Haney. She was Undersecretary of the Treasury from 1977 to 1981. Mrs. Anderson was affiliated for 27 years with the Citizens and Southern National Bank of Savannah, having served as a vice president until she assumed the Treasury post. Mrs. Anderson is a director of ITT Educational Services, Inc., a subsidiary of ITT, The Hartford Financial Services Group, Inc., American Banknote Corp., United Payors & United Providers Inc., the Miller Foundation and the University of Virginia.

RAND V. ARASKOG
Principal occupation --
Chairman and Chief Executive of ITT
Director since 1995
(Director of Old ITT 1977-1995)

     Mr. Araskog, 65, became chairman and chief executive of ITT in December 1995. In December 1996, Mr. Araskog became chairman of ITT Sheraton Corporation and Caesars World, Inc. Prior thereto, since 1966, he served with Old ITT as chief executive from 1979, chairman from 1980 and president from 1991. He is a director of ITT Sheraton Corporation, Caesars World, Inc. and ITT Educational Services, Inc., each of which is a subsidiary of ITT. Mr. Araskog is also a director of Alcatel Alsthom of France, Dow Jones & Company, Inc., The Hartford Financial Services Group, Inc., ITT Industries, Inc., Rayonier Inc. and Shell Oil Company.

NOLAN D. ARCHIBALD
Principal occupation --
Chairman, President and
Chief Executive Officer of
The Black & Decker Corporation,
Consumer and Commercial
Products Company
Director since 1995
(Director of Old ITT 1986-1988 and 1991-1995)

     Mr. Archibald, 54, joined Black & Decker in 1985 as president and chief operating officer and since that time has been elected chief executive officer and chairman. Prior to joining Black & Decker, he was senior vice president and president of the Consumer and Commercial Products Group of the Beatrice Companies, Inc. and held various executive and marketing positions with the Beatrice Companies, Inc. during the period 1977 to 1985. Mr. Archibald is a director of Brunswick Corporation.

ROBERT A. BOWMAN
Principal occupation --
President and Chief Operating
Officer of ITT
Director since 1995

     Mr. Bowman, 42, became president and chief operating officer of ITT in December 1995. Prior thereto, he served with Old ITT as executive vice president and chief financial officer since September 1992. From April 1991 to September 1992, Mr. Bowman served as executive vice president and chief financial officer of ITT Sheraton Corporation. Mr. Bowman was Treasurer of the State of Michigan from 1983 until December 1990. He is also a director of ITT Sheraton Corporation, Caesars World, Inc. and ITT Educational Services, Inc., each of which is a subsidiary of ITT, a trustee of the Rockefeller Foundation and a member of the National Advisory Board of Chase Manhattan Corporation and the Wharton Graduate Executive Board.

ROBERT A. BURNETT
Principal occupation --
Chairman and CEO (Retired)
of Meredith Corporation,
Diversified Media Company
Director since 1995
(Director of Old ITT 1985-1995)

     Mr. Burnett, 70, served as chairman of Meredith Corporation from 1988 until his retirement in 1992. He served as president and chief executive officer of Meredith Corporation from 1977 and relinquished the latter office in 1989. Mr. Burnett is a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc., Meredith Corporation, Whirlpool Corporation and MidAmerican Energy Holdings Corp.

PAUL G. KIRK, JR.
Principal occupation --
of Counsel to
Sullivan & Worcester,
Law Firm
Director since 1995
(Director of Old ITT 1989-1995)

     Mr. Kirk, 59, became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as chairman of the Democratic National Committee from 1985 to 1989 and as treasurer from 1983 to 1985. Following his resignation in 1989 as chairman of the Democratic National Committee, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is chairman and treasurer. He is also a director of Bradley Real Estate Corporation, The Hartford Financial Services Group, Inc. and Rayonier Inc.

EDWARD C. MEYER
Principal occupation --
Chairman of Mitretek Systems,
Professional and Technical Services Provider
Director since 1995
(Director of Old ITT 1986-1995)

     General Meyer, 68, retired in 1983 as chief of staff of the United States Army. He is a director of FMC Corporation and its joint venture company in Turkey, Savunma Sanayii A.S., Aegon USA, the Brown Group and GRC International. General Meyer is also a director of ITT Industries, Inc. He is a managing partner of Cilluffo Associates Limited Partnership, which owns approximately 20% of GRC International.

BENJAMIN F. PAYTON
Principal occupation --
President of Tuskegee University
Director since 1995
(Director of Old ITT 1987-1995)

     Dr. Payton, 64, has been president of Tuskegee University in Alabama since 1981. Previously he had served as president of Benedict College and as program officer, education and public policy, of the Ford Foundation. Dr. Payton is a director of Amsouth Bancorporation, the Liberty Corporation, Praxair Corporation, SONAT Inc., Morrisons, Inc., Ruby Tuesday, Inc., the Southern Regional Council and the Alabama Shakespeare Festival.

VIN WEBER
Principal occupation --
Partner at Clark & Weinstock, Inc.,
Public Relations Firm
Director since February 1996

     Mr. Weber, 45, is a partner at Clark & Weinstock, Inc., a Washington-based public relations firm. He is vice chairman and co-founder of Empower America, a public interest group. He is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. Mr. Weber served in the U.S. House of Representatives from 1980 to 1992, representing Minnesota's 2nd district. He is a director of Department 56, Inc., ITT Educational Services, Inc., a subsidiary of ITT, Mark Centers Trust, Inc., OneLink Communications, Inc. (formerly MarketLink, Inc.) and TCF Financial Corporation.

MARGITA E. WHITE
Principal occupation --
President of the Association
for Maximum Service Television, Inc.,
Television Trade Association
Director since 1995
(Director of Old ITT 1980-1995)

     Mrs. White, 60, has been President of the Association for Maximum Service Television, Inc. since 1987. She served in the federal government as a member of the Federal Communications Commission and as a director of the White House Office of Communications, Assistant Press Secretary to President Ford, and Assistant Director of the U.S. Information Agency. She is a director of ITT Educational Services, Inc., a subsidiary of ITT, The Growth Fund of Washington, Leitch Technology Corp., Washington Mutual Investors Fund and a trustee of Mitretek Systems.

KENDRICK R. WILSON III
Principal occupation --
Managing Director of Lazard Freres & Co. LLC,
Investment Bankers
Director since February 1996

     Mr. Wilson, 50, joined Lazard Freres & Co. LLC in 1989 after serving as founder and president of Ranieri Wilson & Co., a merchant banking firm. Prior thereto, he was senior executive vice president and a director of E.F. Hutton & Co. and managing director in the financial institutions group of Salomon Brothers Inc. Mr. Wilson is a director of American Buildings Company, Inc., American Marine Holdings, Inc., Bank United and Meigher Communications, Inc. He is also a trustee of BlackRock Asset Investors.

                                   ITEM NO. 2

                       RATIFICATION OF THE REAPPOINTMENT
                            OF INDEPENDENT AUDITORS

     In accordance with the recommendation of the Audit Committee, the Board has reappointed Arthur Andersen LLP as independent auditors of the Company for 1997, subject to ratification by the stockholders. If the stockholders do not ratify the reappointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board.

     Arthur Andersen LLP served as independent auditors of Old ITT and most of its subsidiaries for many years, and its long-term knowledge of ITT has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing ITT are periodically rotated, thus giving ITT the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF
                  THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS
                      INDEPENDENT AUDITORS OF THE COMPANY.

                                   ITEM NO. 3

                              HILTON SALE PROPOSAL

"RESOLVED, that the stockholders of ITT Corporation ("ITT") urge the ITT Board of Directors to arrange for the sale of ITT to Hilton Hotels Corporation ("Hilton") or to any bidder offering a higher price, and if there be no higher bidder, to take all necessary action to permit the tender offer of Hilton and HLT Corporation ("HLT") and the proposed merger of ITT with Hilton, HLT or a subsidiary of Hilton to proceed, including, without limitation, action to satisfy the Rights Condition, the Control Share Condition and the Business Combination Condition set forth in HLT's Offer to Purchase dated January 31, 1997 (as such offer may be amended)."

           THE BOARD STRONGLY RECOMMENDS THAT YOU VOTE "AGAINST" THE
                             HILTON SALE PROPOSAL.

     Your Board has approved the Merger Agreement between ITT and Starwood. Accordingly, the Board has determined that it is appropriate, on the terms and at the price set forth in the Merger Agreement, to permit the acquisition of ITT. Therefore, upon their election, the Board's nominees for director are expected, subject to their fiduciary duties to ITT's stockholders to consider other unsolicited proposals, to proceed with the Starwood Merger. To the extent the Hilton Sale Proposal urges the Board to sell the Company, such a resolution is unnecessary because the Board has approved the acquisition of the Company by Starwood and, to the extent the Hilton Sale Proposal urges the Board to sell the Company to Hilton, such a proposal is inappropriate because the Board has determined that the Hilton Transaction is inadequate and has approved the Starwood Merger as a transaction that is favorable to the Hilton Transaction.

     The Directors recognize their continuing obligations to ITT's stockholders and the need to take into account new circumstances. The Directors will review any improvement to the Hilton Offer and any other proposal to acquire ITT carefully and objectively. The Board recognizes that if ITT were to receive an acquisition proposal that provided greater value to ITT's stockholders than the Starwood Merger and that adequately protected the other constituencies whose interests are to be considered under Nevada law, it would be appropriate for the Board to consider such a proposal. However, the Board does not believe that Hilton's inadequate proposal meets these standards and the Hilton Sale Proposal does nothing to change that.

                                   ITEM NO. 4

                         HILTON BY-LAW REPEAL PROPOSAL

"RESOLVED, that each and every provision of the Amended and Restated By-laws of ITT Corporation adopted on or after July 23, 1996 and prior to the adoption of this resolution is hereby repealed."

           THE BOARD STRONGLY RECOMMENDS THAT YOU VOTE "AGAINST" THE
                         HILTON BY-LAW REPEAL PROPOSAL.

     ITT has not amended its By-laws since July 23, 1996. Accordingly, the Hilton By-law Repeal Proposal would not cause the repeal of any By-law of ITT existing at this time. The effect of the Hilton By-law Repeal Proposal would be to prevent ITT from amending the By-laws in any way prior to the Annual Meeting, irrespective of whether such change might be desirable. The Board believes that this limitation on its discretion would be unwise and potentially damaging to your interest as a stockholder. The Board also believes that the Hilton By-law Repeal Proposal may be invalid as a matter of law because it does not specify precisely which By-laws are being repealed and, in effect, strips the Board of its power to amend the By-laws. If the Hilton By-law Repeal Proposal is approved, the existing directors, if still in office, intend to take appropriate action, including seeking a court order, to determine the validity of the proposal.

                 ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS
                 A VOTE "AGAINST" BOTH OF THE HILTON PROPOSALS.

                                   ITEM NO. 5

                                 OTHER MATTERS

     As of the date of this Supplement, the Board has no knowledge of any business which will be presented for consideration at the Annual Meeting other than that described above. As to such other business, if any, that may properly come before the meeting, the persons named as proxies will vote in accordance with their judgment.

     Goldman, Sachs & Co. and Lazard Freres & Co. LLC, who are acting as financial advisors to the Company in connection with the Hilton Transaction and the Starwood Merger and whose activities are limited to the duties required to be performed in the course of such employment, are not assisting the Company in the solicitation of proxies for the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Richard S. Ward

                                          Richard S. Ward
                                          Executive Vice President, General
                                          Counsel and Corporate Secretary

Dated: October 24, 1997

                                   IMPORTANT

     Your proxy is important. No matter how many shares of Common Stock you own, please give ITT Corporation your proxy FOR the election of your Board's nominees for director and AGAINST the Hilton Proposals by signing, dating and returning ITT Corporation's blue proxy card today in the postage prepaid envelope provided.

                      DO NOT RETURN ANY WHITE PROXY CARDS
                    THAT YOU MAY HAVE RECEIVED FROM HILTON.

     If you have already submitted a proxy to Hilton for the Annual Meeting, you may change your vote to a vote FOR the election of your Board's nominees and AGAINST the Hilton Proposals by SIGNING, DATING and RETURNING ITT CORPORATION'S BLUE PROXY CARD, which must be dated after any proxy you may have submitted to Hilton. Only your latest dated proxy for the Annual Meeting will count at the meeting.

     If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute ITT CORPORATION'S BLUE PROXY CARD as soon as possible.

     If you have any questions or require any additional information or assistance, please call our proxy solicitor, Georgeson & Company, Inc., at the number set forth below.

                           [GEORGESON & COMPANY LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005

                         CALL TOLL FREE: (800) 223-2064